UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 10, 2009
DIGITAL ANGEL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-26020	43-1641533

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 VILLAUME AVENUE SOUTH SAINT PAUL, MINNESOTA	55075

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 651-455-1621
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On July 10, 2009, Digital Angel Corporation (the “Company”) entered into a Standby Equity Distribution Agreement (the “SEDA”) with YA Global Master SPV Ltd. (“YA SPV”), an affiliate of Yorkville Advisors, for the sale of up to $5.0 million of shares of the Company’s common stock over a two-year commitment period. Under the terms of the SEDA, the Company may from time to time, in its discretion, sell newly-issued shares of its common stock to YA SPV. The Company presently intends to issue shares of common stock under the SEDA pursuant to its Registration Statement on Form S-3 (Registration No. 333-159880), declared effective by the Securities and Exchange Commission on July 9, 2009.
As provided in the Agreement, periodically the Company will be able to issue advance notices to YA SPV requesting YA SPV to purchase a certain number of the Company’s common stock (“Advance Notices”). The amount of shares the Company can request YA SPV to purchase under each Advance Notice cannot exceed the lesser of (1) $500,000 worth or (2) 125% of the average of the “daily value traded” for each of the 10 trading days prior to the Advance Notice date (where “daily value traded” is the product obtained by multiplying the daily trading volume for such day by the daily volume weighted average price of the common stock for such day (“VWAP”)), or other amount mutually agreed to by the parties. The amount also cannot cause the aggregate number of shares of common stock beneficially owned by YA SPV and its affiliates to exceed 4.99% of the then outstanding common stock. If an Advance Notice requests the purchase of shares exceeding any of the amounts described above, that portion of the Advance Notice will be deemed as automatically withdrawn.
The purchase price of the shares of common stock will equal 96% of the market price. Market price is based on the lowest daily VWAP during the 5 consecutive trading days after the date the Advance Notice is delivered to YA SPV (“Pricing Period”). After the expiration of the Pricing Period, YA SPV will purchase the appropriate number of shares subject to the Company meeting certain conditions. Afterwards, the Company can deliver an additional Advance Notice, and may continue until the commitment amount is purchased or the expiration of the two year period.
For each Advance Notice, the Company may indicate a minimum acceptable price (“Minimum Price”), which cannot be more than 90% of the last closing price of the common stock on Nasdaq before delivery of the Advance Notice. If during the Pricing Period for an Advance Notice, the VWAP for the common stock is below the Minimum Price, the amount of shares requested to be purchased under such Advance Notice will be reduced by 20% for each day it is below the Minimum Price during the Pricing Period (“Excluded Day”). In addition, each Excluded Day will be excluded from the Pricing Period for purposes of determining the market price.
In addition, the Agreement requires payment of a commitment fee payable to YA SPV in an amount equal to $125,000. The Company intends to deliver shares of common stock under the Registration Statement to pay the commitment fee within four trading days of determining the price of the shares to be delivered. The price of the shares to be delivered will be the average of the daily VWAP for the three trading days after the date of the Agreement.
The aggregate commitment amount plus any shares paid to YA SPV as part of the commitment fee cannot equal or exceed 20% of the number of outstanding shares of the Company’s common stock as of the date of the Agreement unless the Company’s shareholders approve the issuance as required by Nasdaq.
The SEDA does not impose any restrictions on the Company’s operating activities. During the term of the SEDA, YA SPV is prohibited from engaging in any short selling or hedging transactions related to the Company’s common stock.
A copy of the SEDA is attached hereto as Exhibit 4.1 and incorporated by reference herein.
On July 13, 2009, the Company issued a press release regarding the Agreement described above. A copy of the press release is attached hereto as Exhibit 99.1, which is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in Exhibit 99.1 shall not be incorporated by reference into any filing under the Securities Exchange Act of 1934 or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Exhibit 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

4.1	Standby Equity Distribtion Agreement dated as of July 10, 2009 by and between YA Global Master SPV Ltd. And Digital Angel Corporation.
99.1	Press Release of the Company dated July 13, 2009

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL ANGEL CORPORATION
Date: July 13, 2009

	By:	/s/ Lorraine M. Breece
		Name:	Lorraine M. Breece
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Standby Equity Distribtion Agreement dated as of July 10, 2009 by and between YA Global Master SPV Ltd. And Digital Angel Corporation.
99.1	Press Release of the Company dated July 13, 2009